                             SOUND SHORE FUND, INC.
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT

     AGREEMENT made as of the 26th day of July, 2007, by and between Sound Shore Fund, Inc. (the "Fund"), a corporation operating as an open-end investment company under the Investment Company Act of 1940, duly organized and existing under the laws of the State of Maryland, with its principal place of business at Two Portland Square, Portland, Maine 04101, and Citigroup Fund Services, LLC, formerly known as Forum Administrative Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("CFS").

     WHEREAS, the Fund and CFS entered into that certain Administration Agreement on January 24, 1997, as amended February 1, 2001, January 29, 2004, September 28, 2004, April 28, 2005 and January 23, 2006 (the "Agreement");

     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company and issues its shares of common stock, $0.001 par value (the "Shares"); and

     WHEREAS, the Fund desires that CFS perform certain administrative services for the Fund and CFS is willing to provide those services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund and CFS hereby agree to amend and restate the Agreement as follows:

     SECTION 1. APPOINTMENT

     The Fund hereby appoints CFS, and CFS hereby agrees, to act as administrator of the Fund for the period and on the terms set forth in this Agreement. In connection therewith, the Fund has delivered to CFS copies of its Articles of Incorporation and Bylaws (collectively, as amended from time to time, "Organic Documents"), the Fund's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Act (the "Registration Statement") and the current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus") and shall promptly furnish CFS with all amendments of or supplements to the foregoing.

     SECTION 2. DUTIES OF CFS

     (a) Subject to the direction and control of the board of directors of the Fund (the "Board"), CFS shall manage all aspects of the Fund's operations except those that are the responsibility of Sound Shore Management, Inc. (the "Adviser"), all in such manner and to such extent as may be authorized by the Board.

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     (b) CFS shall:

     (i) oversee (A) the preparation and maintenance by the Adviser and the Fund's custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable law, of all documents and records relating to the operation of the Fund required to be prepared or maintained by the Fund or its agents pursuant to applicable law; (B) the reconciliation of account information and balances among the Adviser and the Fund's custodian, transfer agent, dividend disbursing agent and fund accountant; (C) the transmission of purchase and redemption orders for Shares; (D) the notification to the Adviser of available funds for investment; and (E) the performance of fund accounting, including the calculation of the net asset value of the Shares;

     (ii) oversee the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Funds;

     (iii) with the oversight of the Fund's counsel:

          (A) Based on information from the Fund's investment adviser, transfer agent, fund accountant, custodian, and distributor, prepare for filing the following documents required to be filed by the Fund with the SEC ("SEC Filings") in either written or, if required or permitted, electronic format (e.g., pursuant to EDGAR): (1) periodic and other requested updates to the Registration Statement on Form N-1A or N-2,
          (2) prospectuses for the Fund, (3) Forms N-CSR and N-SAR and any required financial data schedules, (4) Forms N-PX, (5) Forms 24F, (6) joint insurance policy filings and (7) if requested and pursuant to mutually acceptable terms, proxy and information statements and related communications to shareholders;

          (B) Cause to be filed with the SEC all SEC Filings; provided that items (iii)(A)(1), (2) and (7) shall have been approved by the Fund and/or Fund counsel;

          (C) Oversee the printing of SEC Filings that are intended to be distributed to shareholders;

          (D) Assist Fund counsel in preparing SEC exemptive order requests and No-Action Letter requests.

     (iv) prepare and file or oversee the preparation and filing of the Fund's tax returns;

     (v) oversee the preparation of financial statements and related reports to the Fund's shareholders, the SEC and state and other securities administrators;

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     (vi) provide certain officers of the Fund with adequate general office space and facilities and provide persons suitable to the Board to serve as ministerial officers of the Fund;

     (vii) assist the Adviser in monitoring Fund holdings for compliance with Prospectus investment restrictions and assist in preparation of periodic compliance reports;

     (viii) prepare, with the oversight of the Fund's counsel, and file and maintain the Fund's Organic Documents and minutes of meetings of Directors, Board committees and shareholders;

     (ix) coordinate examinations of the Fund by the staff of the SEC or other regulatory authorities, the responses to those examinations and the responses to general communications from those authorities

     (x) with the oversight of the Fund's counsel and with the cooperation of the Adviser, the officers of the Fund and other relevant parties, prepare and disseminate materials for meetings of the Board;

     (xi) maintain the Fund's existence and good standing under applicable state law;

     (xii) monitor sales of Shares, ensure that the Shares are properly and duly registered with the SEC and register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions;

     (xiii) oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes;

     (xiv) oversee the determination of the amount of and supervise the declaration of dividends and other distributions to shareholders as necessary to, among other things, maintain the qualification of the Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"), and satisfy the diversification requirements under the Code, and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;

     (xv) advise the Fund and the Board on matters concerning the Fund and its affairs;

     (xvi) calculate, review and account for Fund expenses, report on Fund expenses on a periodic basis and pay all Fund bills;

     (xvii) prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

     (xviii) prepare financial statement expense information;

     (xix) perform the recordkeeping, reporting and other tasks required to be performed by the Fund's administrator as specified in the various procedures adopted by the Board; provided, that CFS need not perform any such task except upon 60 days notice; and

     (xx) facilitation of intermediary agreement execution for which the Fund is the primary party;.

     (c) CFS shall provide such other services and assistance relating to the affairs of the Fund as the Fund or an Adviser may, from time to time, reasonably request..

     (d) CFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the Act including Rule 31a-1 thereunder. The books and records pertaining to the Fund that are in possession of CFS shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during CFS's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by CFS to the Fund or the Fund's authorized representatives. In the event the Fund designates a successor to any of CFS's obligations hereunder, CFS shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by CFS under this Agreement.

     SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY.

     (a) CFS shall use its best judgment and efforts in rendering the services described in this Agreement. CFS shall not be liable to the Fund for any action or inaction of CFS in the absence of bad faith, willful misconduct or gross negligence or based upon information, instructions or requests made to CFS by an officer of the Fund duly authorized. CFS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement caused by circumstances beyond its reasonable control.

     (b) The Fund agrees to indemnify and hold harmless CFS, its employees, agents, officers and directors against and from any and all claims, judgments, losses, charges (including attorneys' fees) and other reasonable expenses arising out of CFS's actions or omissions that are consistent with the standard of care set forth in paragraph (a) of this section.

     (c) CFS agrees to indemnify and hold harmless the Fund, its employees, agents, officers and directors against and from any and all claims, judgments, losses, charges (including attorneys' fees) and other reasonable expenses arising out of CFS's actions or omissions that are not consistent with the standard of care set forth in paragraph (a) of this section.

     (d) Neither party shall be required to indemnify the other if, prior to confessing any claim against it which may be subject to indemnification, the indemnified party does not give the indemnifying party written notice of, and reasonable opportunity to defend against, the claim.

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     SECTION 4. COMPENSATION AND EXPENSES

     (a) In consideration of the administrative services provided by CFS pursuant to this Agreement, the Fund shall pay CFS the fees set forth in clause
(i) of Appendix A hereto ("Administrative Services Fee"). Administrative Services Fees shall be accrued by the Fund daily and shall be payable monthly in arrears on the first day of each calendar month for services performed under this Agreement during the prior calendar month. In consideration of certain additional services provided by CFS, the Fund shall pay CFS the fees set forth in clause (ii) of Appendix A hereto. These fees shall be payable (i) for those services for which an annual fee is charged ("Annual Charges"), in the same manner and at the same time as the Administrative Services Fees, and (ii) for other services, five days after notification to the Fund by CFS that the services were performed. Nothing in this Agreement shall require CFS to perform any of the services listed in clause (ii) of Appendix A hereto, as such services may be performed by an outside vendor if appropriate in the judgment of CFS and the Advisor.

     If Administrative Service Fees begin to accrue before the end of any month or if this Agreement terminates before the end of any month, all Administrative Services Fees and Annual Charges for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement the Fund shall pay to CFS such compensation as shall be payable prior to the effective date of termination.

     (b) Notwithstanding anything in this Agreement to the contrary, CFS and its affiliated persons may receive compensation or reimbursement from the Fund with respect to (i) the provision of services on behalf of the Fund in accordance with any distribution plan adopted by the Fund pursuant to Rule 12b-1 under the Act, (ii) the provision of shareholder support or other services, (iii) service as a director or officer of the Fund and (iv) services to the Fund, which may include the types of services described in this Agreement, with respect to the creation of any Fund and the start-up of the Fund's operations.

     (c) In the event that this Agreement is terminated, CFS shall be reimbursed for all out-of-pocket costs and reasonable charges associated with promptly transferring to its successor administrator or such other person as designated by the Fund the original or copies of all accounts and records maintained by CFS under this Agreement, and for cooperating with, and providing reasonable assistance to its successor or other person in the establishment of the accounts and records necessary to carry out the successor's or other person's responsibilities.

     SECTION 5. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

     (a) This Agreement shall become effective as of the date first written above.

     (b) This Agreement shall continue in effect with respect to the Fund for a period of one year from its effectiveness and shall continue in effect for successive one year periods; provided, that continuance is specifically approved at least annually by the Board.

     (c) This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty (i) by the Board on 60 days' written notice to CFS or (ii) by CFS on 60 days' written notice to the Fund. The obligations of Sections 3 and 4 shall survive any termination of this Agreement.

     (d) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either CFS or the Fund except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

     SECTION 6. FORCE MAJEURE

     CFS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent CFS's obligations hereunder are to oversee or monitor the activities of third parties, CFS shall not be liable for any failure or delay in the performance of CFS's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with CFS.

     SECTION 7. ACTIVITIES OF CFS

     (a) Except to the extent necessary to perform CFS's obligations under this Agreement, nothing herein shall be deemed to limit or restrict CFS's right, or the right of any of CFS's managers, officers or employees who also may be a director, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, fund, firm, individual or association.

     (b) CFS may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more corporations, funds, firms, individuals or associations, which may be affiliates of CFS, who agree to comply with the terms of this Agreement. CFS may pay those persons for their services, but no such payment will increase CFS's compensation from the Fund.

     SECTION 8. COOPERATION WITH INDEPENDENT ACCOUNTANTS

     CFS shall cooperate, if applicable, with the Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

     SECTION 9. SERVICE DAYS

     Nothing contained in this Agreement is intended to or shall require CFS, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the Fund shall be performed on, and as of, the next business day, unless otherwise required by law.

     SECTION 10. CONFIDENTIALITY. CFS agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep confidential all such information, except that CFS may

     (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the Securities and Exchange Commission;

     (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

     (c) release such other information as approved in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where CFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Fund.

     SECTION 11. MISCELLANEOUS

     (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

     (b) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required by the Act, by a vote of a majority of the outstanding voting securities of the Fund.

     (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of New York.

     (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

     (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

     (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

     (i) The terms "vote of a majority of the outstanding voting securities," "interested person," and "affiliated person" shall have the meanings ascribed thereto in the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                        SOUND SHORE FUND, INC.


                                        By:
                                            ------------------------------------
                                            T. Gibbs Kane, Jr.
                                            President


                                        CITIGROUP FUND SERVICES, LLC


                                        By:
                                            ------------------------------------
                                            Lisa J. Weymouth
                                            Director

                             SOUND SHORE FUND, INC.
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT

                                   APPENDIX A
                                FEES AND EXPENSES

(I) ADMINISTRATION SERVICE FEES

0.05% of the Fund's first $1 billion in average annual daily net assets and 0.03% of the Fund's remaining average annual daily net assets, subject to a monthly minimum of $41,666.67.